EXHIBIT 3.5

CERTIFICATE OF AMENDMENT OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

CYTOKINETICS, INCORPORATED

CYTOKINETICS, INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

FIRST: The name of the corporation is CYTOKINETICS, INCORPORATED.

SECOND: The date on which the Certificate of Incorporation of the corporation was originally filed with the Secretary of State of the State of Delaware was August 5, 1997.

THIRD: The Board of Directors of the corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions to amend the Amended and Restated Certificate of Incorporation of the corporation to add a new Article XI to read in its entirety as follows:

“Section 1. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director, except to the extent such an exemption from liability or limitation thereof is not permitted under the DGCL as it now exists or may hereafter be amended. Any amendment, repeal or modification of this Section 1 shall be prospective only and shall not affect any limitation on liability or alleged liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

Section 2. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, an officer of the corporation shall not be liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such an officer as an officer, except to the extent such an exemption from liability or limitation thereof is not permitted under the DGCL as it now exists or may hereafter be amended. Any amendment, repeal or modification of this Section 2 shall be prospective only and shall not affect any limitation on liability or alleged liability of an officer for acts or omissions occurring prior to the date of such amendment, repeal or modification.”

FOURTH: This Certificate of Amendment was duly adopted by the stockholders of the corporation in accordance with the provisions of Section 242 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 10th day of May, 2023.

CYTOKINETICS, INCORPORATED
By:	/s/ Robert I. Blum
ROBERT I. BLUM
President and Chief Executive Officer